Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION

June 13, 2007

NeurogesX, Inc.

981 Industrial Road, Suite F

San Carlos, CA 94070

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on June 13, 2007 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 2,504,053 shares of your Common Stock, par value $0.001 per share (the “Shares”), (i) 775,907 shares of which are subject to currently outstanding options under the 2000 Stock Incentive Plan, (ii) 1,394,813 shares of which are to be issued pursuant to options under the 2007 Stock Plan and (iii) 333,333 shares of which are to be issued pursuant to the 2007 Employee Stock Purchase Plan (collectively, the “Plans”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

/s/ Wilson Sonsini Goodrich & Rosati